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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 1-09302
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                        Forum Retirement Partners, L.P.
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             (Exact name of registrant as specified in its charter)

           10400 Fernwood Road, Bethesda, MD 20817   (240) 694-2000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Preferred Depositary Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
           Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: -3-
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Pursuant to the requirements of the Securities Exchange Act of 1934, as the successor by merger to the registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 9, 1999                   By:  /s/ Forum Retirement, Inc.
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                                            General Partner

                                       By:  /s/ Larry K. Harvey
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                                            Larry K. Harvey
                                            President